Exhibit 23.1

CONSENT OF STONEFIELD JOSEPHSON, INC.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (333-150746) of Etelos, Inc. of our report dated April 24, 2009 relating to the financial statements which appear in this Form 10-K.

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.

San Francisco, California
April 24, 2009